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McDermott International Ratings Raised, Off Watch & Stable; JRM Ratings Lowered,
Negative

Analyst:

Daniel R Di Senso, New York (1) 212-438-7693
Publication date: 19-Mar-04, 16:03:58 EST
Reprinted from RatingsDirect


         NEW YORK (Standard & Poor's) March 19, 2004--Standard & Poor's Ratings Services said today that it raised its corporate credit ratings on Panama-based McDermott International Inc. (McDermott), and New Orleans, La.-based subsidiary McDermott Inc., to 'B-' from 'CCC+', reflecting its profitable and stable government services business, largely offset by McDermott's ownership in its larger, but troubled marine construction services subsidiary, J. Ray McDermott S.A. (JRM). Should JRM file for bankruptcy, McDermott and all of its nonmarine construction services subsidiaries would not be expected to be a party to such proceedings. Ratings are removed from CreditWatch, where they were placed on Oct. 17, 2003. The outlook is stable. Consolidated debt at Dec. 31, 2003, totaled about $317 million.

         At the same time, Standard & Poor's lowered its corporate credit rating on J. Ray McDermott S.A., which was not on CreditWatch, to 'CCC+' from 'B-', due to continued poor operating performance resulting from additional charges for cost overruns on several troubled projects. JRM's propensity for cost overruns on projects limits profit potential and cash generation at both JRM and McDermott on a consolidated basis. The outlook is negative.

         "The ratings on JRM reflect this unit's well-below-average business profile as a leading supplier of services to offshore oil and gas field developments worldwide, and weak financial profile," said Standard &


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Poor's credit analyst Daniel R. Di Senso. "Ratings on McDermott reflect its 100%
ownership of troubled JRM, which largely offsets a solid niche position through its indirect subsidiary, BWX Technologies Inc. (BWXT), as a government services provider of nuclear components to the U.S. Navy and various services to the U.S. Government, including uranium processing, environmental site restoration services, and management and operating services at U.S. Department of Energy weapons facilities," the credit analyst continued.

         The marine construction services industry is intensely competitive and volatile, and characterized by a propensity for cost overruns due to the complexity of projects and pressure to bid aggressively on projects to utilize capacity of vessels and fabrication yards. This results in thin margins and weak profitability, volatile cash flow generation, and periodic liquidity concerns. In the fourth quarter of 2003, McDermott recorded on JRM's books $65 million of charges for cost overruns on three projects, with cumulative charges for 2002-2003 on five troubled projects of $278 million. JRM management is working to permanently improve profit prospects by strengthening project estimating, bidding, and project management procedures, and developing a more prudent risk-taking plan. Nonetheless, given the firm's propensity for cost overruns, future potential charges on other projects are possible. Credit measures will be very weak for 2004 and then gradually strengthen as the quality of the backlog improves.

         The outlook on McDermott is stable and negative on JRM. McDermott, through its own cash balances, borrowing capacity at BWXT, and cash flow generating ability at BWXT, has sufficient financial flexibility to fund operating needs and debt service requirements internally. However, JRM's ability to continue as a going concern would be threatened, as stated by its outside auditors, if liquidity becomes insufficient to fund its working capital needs. McDermott has not committed to support JRM should it be unable to acquire additional third-party financing.

Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com;


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